Exhibit 10.23

[GTHM Employment Services LLC letterhead]

December 13, 2019

Andrew Nash

c/o Fortive Corporation

Dear Andrew:

I am delighted to offer you employment with GTHM Employment Services LLC (the “Company”). The Company is a newly created subsidiary of Fortive Corporation (“Fortive”). As you know, Fortive has announced that it will separate into two publicly traded companies. Upon this separation, the Company will become part of a newly created transportation technologies and franchise distribution business, referred to currently as NewCo (“NewCo”). Current Fortive operating companies in transportation technologies and franchise distribution will be organized under NewCo. This is a very exciting time, and we are confident that your background and experience will allow you to make major contributions to NewCo upon the separation.

As we discussed, as of January 2, 2020 your position would be Senior Vice President, Human Resources, reporting to Mark Morelli, CEO of NewCo, subject to periodic review. Until Mark joins, you will report into Martin Gafinowitz, Separation leader for NewCo.

Please allow this letter to serve as documentation of the offer extended to you.

Start Date: Your start date with the Company will be: January 2, 2020

Base Salary: Your base salary will be paid at the annual rate of $450,000.00, subject to periodic review, and payable in accordance with the Company’s usual payroll practices. As an executive officer of NewCo, your compensation will be determined by the Board and Compensation Committee of NewCo, which will establish its own pay philosophy and determine its own peer group for benchmarking purposes after the separation.

Incentive Compensation: You will continue to be eligible to participate in the Fortive Incentive Compensation Plan (“ICP”) with a target bonus of 60% of your annual base salary, subject to periodic review. Normally, ICP payments are made during the first quarter of the following calendar year. This bonus is based on a Company Financial Factor and a Personal Performance Factor which are determined each year. The ICP bonus payment will be pro-rated for any initial partial year of eligibility as applicable. Upon the separation, NewCo will adopt its own incentive compensation plan.

Benefits: You will continue to be eligible to participate in any employee benefit plans that you currently participate in and that the Company may adopt, maintain, or contribute to for the benefit of its regular exempt employees generally, subject to satisfying any applicable eligibility requirements. You will continue to be eligible to participate in the Fortive 401(k) retirement plan subject to the applicable plan documents. Upon the separation, NewCo will adopt its own health, insurance and retirement benefits plans. Your service date as recognized by Fortive would be recognized by NewCo for purposes of service-based benefits except as advised otherwise.

Vacation: The Company will honor all of your accrued and unused vacation/paid time off you had with Fortive at the time of your transfer to the Company. After the Start Date, you will be eligible for 20 days of annual vacation / paid time off benefits pursuant to the Company’s vacation /paid time off policy, which will be pro-rated based upon your Start Date for 2019 (plus your credited vacation/paid time off from Fortive).

Equity Compensation: A recommendation will be made to the Board or the Compensation Committee (as applicable) of Fortive, or NewCo to grant you a one-time, special equity award with a target award value of $400,000.00 at its February 2020 meeting.

In addition, a recommendation will be made to the Board or the Compensation Committee (as applicable) of Fortive or NewCo to grant you an equity award as part of its’s annual equity compensation program at its February 2020 meeting. The target award value of this annual grant for 2020 would be $450,000.00.

Any Fortive or NewCo equity awards would vest 20 % on each of the first 5 anniversaries of the grant date, and will be solely governed by the terms and conditions set forth in either Fortive’s or NewCo’s applicable stock incentive plan and in the particular form of award agreement required to be signed with respect to each award. The target award value of any grant(s) will be split evenly between stock options and RSUs and will be converted into a specific number of options and RSUs based on the standard methodology used by Fortive or NewCo as of the date of the grant. The Company (and Fortive) cannot guarantee that any RSUs or stock options granted to you will ultimately have any particular value or any value.

Upon the Separation, NewCo will preserve the value of your Fortive Equity awards immediately prior to separation in a manner to be determined based on the nature of the method of separation.

EDIP Program: You will continue to participate in the Executive Deferred Incentive Program (“EDIP”), an exclusive, non-qualified executive benefit designed to supplement retirement benefits that otherwise are limited by IRS regulations; and provide the opportunity for you to defer taxation on a portion of your current income (base salary or bonus or both). Upon the separation, NewCo will adopt its own non-qualified executive deferred income plan.

Relocation: The Company is pleased to provide relocation benefits through a third party relocation services company. Once you have communicated to the Company that you have signed and returned both this offer letter and the enclosed Relocation Repayment Agreement, the relocation services representative will contact you to explain the services, assistance and benefits provided under the Relocation Policy for Fortive Corporation and its Affiliates, coordinate your relocation coverage and answer any questions that you may have.

At-Will Employment: Nothing in this offer letter shall be construed as any agreement, express or implied, to employ you for any stated term. Your employment with the Company will be on an at-will basis, which means that either you or the Company can terminate the employment relationship at any time and for any reason (or no reason), with or without notice.

Conditions of Employment Offer: This offer of employment is expressly conditioned upon your execution and return of the following documents no later than the date stated in the acknowledgment below:

•	Agreement Regarding Competition and the Protection of Proprietary Interests and the terms contained therein.

•	Relocation Repayment Agreement

We anticipate that you will make a very strong contribution to the success of the Company and NewCo and believe this is an excellent professional opportunity for you. We look forward to the opportunity to work with you as we pursue our very aggressive goals.

If there is anything we can do, please do not hesitate to contact me.

Sincerely yours,

/s/ Stacey A. Walker

Stacey A. Walker

Acknowledgement

Please acknowledge that you have read, understood and accept this offer of at will employment by signing and returning it to me, along with the above-referenced signed documents no later than December 20, 2019.

/s/ Andrew Nash
Signature

Date: 12/17/19.